RANDALL W. HEINRICH, P.C.
                         8 Greenway Plaza, Suite 818
                            Houston, Texas 77046

Telephone: 713/951-9100	                                   Fax: 713/961-3082

September 9, 2002


U.S. Securities and Exchange Commission
450 Fifth Avenue, N.W.
Washington, D.C.  20549

      RE:  Registration Statement on Form SB-2
           Under the Securities Act of 1933
          (the "Registration Statement"), of Patriarch,
           Inc., a Delaware corporation (the "Company"), filed on July 26, 2002, SEC file no. 333-97201

Gentlemen:

    I have acted as special counsel for the Company for the limited purpose of rendering this opinion in connection with the registration (pursuant to the Registration Statement) of 3,663,818 shares (the "Shares") of the common stock, par value $.0001 per share, of the Company. I was not engage to prepare or review, and I have not prepared or reviewed, any portion of the Registration Statement. I express no opinion as to the accuracy or adequacy of the disclosure contained in the Registration Statement, and I hereby disclaim any responsibility for the contents of the Registration Statement.

    In my capacity as special counsel to the Company, I have examined originals, or copies certified or otherwise identified to my satisfaction, of the following documents:

    1.  Certificate of Incorporation of the Company, as amended to date;

    2.  Bylaws of the Company, as amended to date;

    3. The records of corporate proceedings relating to the issuance of the Shares; and

    4. Such other instruments and documents as I have believed necessary for the purpose of rendering the following opinion.

    In such examination, I have assumed the authenticity and completeness of all documents, certificates and records submitted to me as originals, the conformity to the original instruments of all documents, certificates and records submitted to me as copies, and the authenticity and completeness of the originals of such instruments. As to certain matters of fact relating to this opinion, I have relied on the accuracy and truthfulness of certificates of officers of the Company and on certificates of public officials, and have made such investigations of law as I have believed necessary and relevant.

    Based on the foregoing, and having due regard for such legal considerations as I believe relevant, I am of the opinion that the Shares were duly authorized by all necessary corporate action on the part of the Company, were validly issued, and are fully paid and non-assessable.

    This opinion speaks as of July 1, 2002 (although it is dated September 9, 2002), and I undertake no, and hereby disclaim any, obligation to advise any person of any changes in or any new developments which might affect any matter or opinion set forth herein.

    I hereby consent to the filing of this opinion with the U.S. Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement.

                                                Very truly yours,

                                                RANDALL W. HEINRICH, P.C.


                                                By: /s/Randall W. Heinrich
                                                --------------------------
                                                Randall W. Heinrich, President